EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy Comments on Mirant Proposal: NRG Shareholders Need Take No Action
Princeton, NJ; (May 30, 2006)—NRG Energy, Inc. (NYSE: NRG) confirmed today that it has received an unsolicited proposal from Mirant Corporation (NYSE: MIR) regarding a potential combination in letters dated May 10 and 30, 2006.
Consistent with its fiduciary duties and in consultation with its financial advisor and legal counsel, NRG’s Board of Directors reviewed the Mirant proposal and deemed it not in the best interests of NRG shareholders. NRG shareholders do not need to take any action at this time.
Citigroup is serving as financial advisor to NRG, and Skadden, Arps, Slate, Meagher & Flom LLP is legal counsel.
The following response letter was sent to Edward R. Muller, Chairman and Chief Executive Officer of Mirant Corporation and the Mirant Board of Directors:
May 23, 2006
Dear Mr. Muller:
The Board of Directors of NRG Energy, Inc., with the assistance of its financial and legal advisors, has reviewed and thoroughly considered your May 10, 2006 letter. Based upon this review the Board has unanimously rejected your proposal because it is not in the best interests of NRG shareholders. The NRG Board has specifically authorized this response.
As discussed below, the Board has found your proposal deficient in at least three key respects: it significantly undervalues NRG; our concerns about Mirant’s value and your stock’s relative lack of liquidity and trading history makes Mirant’s stock an unacceptable currency; and, finally, having taken into account trends and developments in the wholesale power generation sector, we do not believe this is the appropriate time to engage in a sale process.
Having spent considerable time analyzing Mirant, its assets and prospects — both during the three years you spent in bankruptcy and the four months since you emerged — we have concluded that Mirant is a company and stock with flat earnings, little to no growth opportunity beyond 2007, substantial and imminent environmental capital expenditures, and significant EBITDA exposure to developing country risk. Additionally, with only a four-month trading history and an average daily trading volume of 2.7 million shares during those four months, we believe that Mirant’s stock lacks a sufficient track record and liquidity for us to recommend to our shareholders that they accept over 150 million Mirant shares as you propose. These factors far outweigh any synergistic benefits that might come from a combination of the two companies.
For these reasons, NRG’s Board and management strongly believe that our shareholders would be poorly served by being exposed to Mirant’s challenges through ownership of Mirant equity on the terms set forth in your proposal.
On the question of timing, we believe our cyclical industry has just begun to emerge out of a multi-year trough and, over the next couple of years, we will experience continued robust commodity prices, supply shortfalls in our core regions, spark spread recovery and a rationalization of the utility industry in such a way that the intrinsic value of NRG (and the value of NRG as a potential acquisition candidate) will rise rapidly. And we are confident that we will be able to convert the rise in intrinsic value of NRG into increased market value. Over the past 24 months, NRG’s stock has appreciated 120% as the market has recognized the value of our asset mix, the soundness of our strategy and our track record in its implementation, including:
•	A diverse multi-regional domestic portfolio of 22,848 MW;

•	A substantial EBITDA growth rate past 2007 from hedges placed at rising prices;

•	A thriving brownfield development program across all regions; and

•	A history of returning capital to shareholders through two substantial share buybacks in the first 18 months of our existence.
We are confident that our stock is poised for further appreciation as we capitalize on the positive industry trends and as the market comes to recognize our embedded growth potential particularly post-2007. In this regard, we note that the premium reflected in your proposal is far less than the annual compound average growth rate of NRG’s share price appreciation.
To clarify one point, your letter references past meetings between you and our Chief Executive Officer, David Crane, on the topic of combining NRG and Mirant. Our Company’s strategic interest in Mirant predates your tenure there and is well known to anyone who has read transcripts of your bankruptcy hearings. When Mr. Crane discussed a combination of the two companies with you last November, it was in the context of NRG acquiring Mirant, since at that time Mirant’s stock was neither listed nor actively traded. Once your company finally emerged from bankruptcy in January 2006, our Board specifically reviewed the possible acquisition of Mirant by NRG. We decided not to do so on the grounds that at $25 per share Mirant’s stock was overvalued, and we were not willing to risk NRG’s reputation for financial discipline on an overpriced bid for Mirant. When you approached Mr. Crane in March to propose a “no premium” acquisition of NRG by Mirant, Mr. Crane advised you that such a transaction (at the price for NRG’s shares implied by your proposal) was not worth pursuing further given that it would be massively dilutive to NRG shareholders — a point of view which neither you nor Goldman Sachs has ever attempted to refute.
As you know, NRG believes that industry consolidation is inevitable, and we expect to participate — either as a buyer or a seller. You should also know that we will only pursue transactions that create unquestionable value for our stockholders. Your proposal is simply the wrong deal at the wrong time.
Sincerely,

/S/ Howard Cosgrove	/S/ David Crane
Howard Cosgrove	David Crane
Chairman of the Board	President and Chief Executive Officer
About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.
Forward Looking Statements
Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include NRG’s statement regarding the potential future value of NRG and its stock price, the prospects of the power generation industry over the next few years, the potential for increases in commodity prices and generation supply shortfalls in NRG’s core regions, the prospects for spark spread recovery, the potential for consolidation in the power industry and NRG’s role in that consolidation, and the impact on NRG stockholders and its share price in the event of a combination with Mirant. Although NRG believes that its expectations are reasonable based on current information, it can give no assurance that these expectations will prove to have been correct. Factors that could cause actual events to differ materially from those contemplated in the forward-looking statements above include, among others, a deterioration in conditions in the power generation industry and in the capital markets in general, changes in the supply and demand for power generation and related commodities in NRG’s core markets, the actions of regulators, and new developments in the consolidation of the power generation industry.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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More information on NRG is available at www.nrgenergy.com

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